Exhibit 99.1

COMMUNITY FIRST, INC. REPORTS 2015 NET INCOME OF $17.4 MILLION OR $5.20 PER COMMON SHARE

COLUMBIA, Tenn. (February 5, 2016) – Community First, Inc. (the “Company”), the holding company for Community First Bank & Trust (the “Bank”) today announced preliminary unaudited financial results for the quarter and year ended December 31, 2015.

Key highlights of Community First’s results for 2015 include:

•	Net income of $17.4 million or $5.20 per common share, up from $2.4 million or $0.25 per share in 2014

•	The Company’s total equity more than doubled during the year, ending at $23.0 million compared to $10.9 million at December 31, 2014

•	Improvements in the Company’s performance and financial condition allowed the Company to reverse a valuation allowance against deferred tax assets totaling $12.7 million in 2015.

•	The Bank recorded annual loan growth of 3.1% and deposit growth of 4.7%

•	Non-performing assets decreased to 1.75% of total assets at December 31, 2015 compared to 5.05% at December 31, 2014

•	The Bank paid dividends to the Company sufficient to allow it to pay all accrued but deferred interest payments on the Company’s subordinated debt associated with its trust preferred securities. As of December 31, 2015, the Company is current on all interest payments due related to its subordinated debt.

•	The Company redeemed a portion of its outstanding Series A Preferred Stock and all of its outstanding Series B Preferred Stock during the fourth quarter of 2015

•	The book value of the Company’s common stock increased to $3.38 per common share at December 31, 2015 from ($2.38) per share at December 31, 2014. An increase of $5.76 per share.

Louis Holloway, CEO of Community First said “Management and the Board could not be more excited about the Company’s results for 2015. The Bank has been in a steadily improving position for the past several years and during 2015, we were able to dividend capital from the Bank to allow the holding company to accomplish important objectives related to its debt and capital structure. We accomplished several major goals during 2015 that have been in progress for the past few years. Our results for 2015 reflect the commitment of our employees and our board to increase value for our common shareholders.”

Fourth Quarter 2015 Results of Operations

Net income increased to $13,188,000 in the fourth quarter of 2015 compared to $159,000 for the fourth quarter of 2014. The Company was able to reverse a valuation allowance of $12.7 million related to deferred tax assets. Total interest income increased 7.9% to $4,248,000 in the quarter compared to $3,936,000 in the fourth quarter of 2014. Total interest expense decreased 24.8% to $535,000 in the quarter compared to $711,000 for the comparable period last year, primarily due to the Company paying all of the accrued but deferred interest payments on its subordinated debt during December 2015. The payment eliminated the compounding interest charges on the deferred payments. Non-interest income increased 13.8% during the quarter due to a one-time income item associated with the redemption of the preferred stock of the Bank’s former REIT subsidiary. Non-interest expense increased 12.9% for the quarter primarily due to losses on sale of other real estate.

Cautionary Note Regarding Forward Looking Statements

Certain of the statements made herein, are “forward-looking statements” within the meaning and subject to the protections of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target,” and other similar words and expressions of the future.

These forward-looking statements may not be realized due to a variety of factors, including, without limitation those described under Item 1A, “Risk Factors”, in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 27, 2015 (File No. 000-49966) (the “2014 Form 10-K”) and in other reports we file with the SEC from time to time, and the following: i)deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses; ii) greater than anticipated deterioration or lack of sustained growth in the national or local economies including the Nashville-Davidson-Murfreesboro-Franklin MSA; iii) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions or regulatory developments; iv) failure to maintain capital levels above levels required by banking regulations or commitments or agreements we make with our regulators; v) the inability to comply with regulatory capital requirements and required capital maintenance levels, including those resulting from the implementation of the Basel III capital guidelines, and to secure any required regulatory approvals for capital actions; vi) the vulnerability of our network and our online banking portals to unauthorized access, computer viruses, phishing schemes, spam attacks, human errors, natural disasters, power loss and other security breaches; vii) the inability to grow our loan portfolio; viii) governmental monetary and fiscal policies, as well as legislative and regulatory changes, including changes in banking, securities and tax laws and regulations; ix) the risks of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities; x) continuation of the historically low short-term interest rate environment; xi) the ability to retain large, uninsured deposits; xii) rapid fluctuations or unanticipated changes in interest rates; xiii) any activity that would cause us to conclude that there was impairment of any asset, including goodwill or any other intangible asset; xiv) our recording a further valuation allowance related to our deferred tax asset; xv) the effects of competition from a wide variety of local, regional, national and other providers of financial, investment, and insurance services; xvi) changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, including regulatory or legislative developments arising out of current unsettled conditions in the economy, including implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”); xvii) the failure of assumptions underlying the establishment of reserves for possible loan losses and other estimates; xviii) further deterioration in the valuation of other real estate owned; xix) changes in accounting policies, rules and practices; xx) changes in technology or products that may be more difficult, or costly, or less effective, than anticipated; xxi) the effects of war or other conflict, acts of terrorism or other catastrophic events that may affect general economic conditions; and xxii) other circumstances, many of which may be beyond our control.

All written or oral forward-looking statements that are made by or are attributable to us are expressly qualified in their entirety by this cautionary notice. We have no obligation and do not undertake to update, revise or correct any of the forward-looking statements after the date of this report, or after the respective dates on which such statements otherwise are made.

Community First, Inc. Consolidated Balance Sheet

December 31, 2015

(Dollars in thousands, except per share data)

	December 31, 2015 (Unaudited)	December 31, 2014
Cash and Due From Banks	$19,387	$38,256
Time Deposits in other financial institutions	24,305	22,177
Securities available for sale	118,824	91,440
Loans held for sale	156	106
Loans	264,469	256,436
Allowance for loan losses	(4,275)	(5,171)

Net Loans	260,194	251,265
Premises and equipment	11,673	11,832
Restricted equity securities	1,727	1,727
Accrued interest receivable	1,140	1,034
Core deposit intangible	941	1,078
Bank owned life insurance policies	10,132	9,864
Other real estate owned	7,828	13,734
Other assets	13,633	1,042

Total Assets	$469,940	$443,555

Non-interest bearing deposits	71,874	60,780
Interest bearing deposits	344,840	337,300

Total Deposits	416,714	398,080
Subordinated Debentures	23,000	23,000
Accrued interest payable	434	4,921
Other liabilities	6,827	6,668

Total liabilities	446,975	432,669
Senior preferred shares, no par value; 9% cumulative; liquidation value of $16,170 and $21,849 at December 31, 2015 and 2014, respectively. Authorized 2,500,000 shares; 11,905 and 17,806 shares issued and outstanding at December 31, 2015 and 2014, respectively.	11,905	17,806
Warrant preferred shares, no par value, 9% cumulative; liquidation value of $0 and $1,211 at December 31, 2015 and 2014, respectively; 0 and 890 shares outstanding at December 31, 2015 and 2014, respectively.	—	890

Total preferred shares	11,905	18,696
Common Stock, no par value; 10,000,000 share authorized; 3,275,900 and 3,274,946 shares issued and outstanding at December 31, 2015 and 2014 respectively.	30,972	28,591
Accumulated deficit	(18,066)	(34,957)
Accumulated other comprehensive loss, net	(1,846)	(1,444)

Total shareholders’ equity	22,965	10,886

Total liabilities and shareholders’ equity	$469,940	$443,555

Community First, Inc.

Condensed Consolidated Statements of Operations

	For the Year Ended December 31,		For the Three Months Ended December 31,
	2015 (unaudited)	2014	2015 (unaudited)	2014 (unaudited)
Interest Income
Loans, including fees	$14,684	$13,733	$3,514	$3,420
Taxable securities	2,082	1,807	627	409
Tax-exempt securities	48	76	11	14
Federal funds sold and other	362	320	96	93

Total interest income	17,176	15,936	4,248	3,936
Interest expense
Deposits	2,011	2,173	505	505
Subordinated debentures and other	786	798	30	206

Total interest expense	2,797	2,971	535	711

Net interest income	14,379	12,965	3,713	3,225
Provision for loan losses	(2,257)	(1,014)	—	(214)

Net interest income after provision for loan losses	16,636	13,979	3,713	3,439
Noninterest income
Service charges on deposit accounts	1,776	1,727	449	437
Gain on sale of loans	101	82	30	23
Gain on sale of securities available for sale	10	221	5	8
Other	627	638	219	150

Total noninterest income	2,514	2,668	703	618
Noninterest expense
Salaries and employee benefits	6,997	6,814	1,776	1,834
Regulatory and compliance	628	958	108	161
Occupancy	974	841	249	235
Furniture and equipment	323	314	89	78
Data processing fees	1,242	1,160	325	300
Advertising and public relations	212	190	72	47
Operational	483	406	125	99
Other real estate owned	871	870	468	43
Other	2,708	2,687	711	677

Total noninterest expenses	14,438	14,240	3,923	3,474

Income before income tax benefit	4,712	2,407	493	583

Income tax benefit	(12,695)	—	(12,695)	—

Net income	17,407	2,407	13,188	583

Preferred stock dividends (accrued) reversed	(385)	(1,571)	1,551	(424)
Accretion of preferred stock discount	—	(33)	—	—

Net income available to common shareholders	17,022	803	14,739	159

Income per share available to common shareholders	$5.20	$0.25	$4.50	$0.49
Weighted average common shares outstanding	3,275,361	3,274,867	3,275,421	3,274,867